Explanation of Responses

(2) David Barr’s beneficial ownership is based on the direct and indirect beneficial ownership of these shares by Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (“WP VIII”), and Warburg Pincus International Partners, L.P., a Delaware limited partnership (“WPIP”).  Following the WP Distributions, WP VIII is the direct record owner of 2,094 shares of Polypore International, Inc. Common Stock (“Common Stock”) and WPIP is the direct record owner of 318 shares of Common Stock.  By virtue of their position as the two Managing Members of PP Holding, LLC, a Delaware limited liability company, WP VIII and WPIP may each have been deemed to be the beneficial owner of an additional 10,440,658 shares of Common Stock.  In connection with the WP Distributions, Mr. Barr received 11,908 shares directly in his capacity as a limited partner of each of WP VIII and WPIP.

Mr. Barr is a general partner of Warburg, Pincus & Co., a New York general partnership, which is the manager of Warburg Pincus Partners, LLC, which is the general partner of WP VIII and WPIP.  Mr. Barr is also a Managing Director and Member of Warburg Pincus LLC, a New York limited liability company, which is the manager of WP VIII and WPIP.  As such, Mr. Barr may be deemed to have an indirect pecuniary interest (within Rule 16a-1 of the Securities Exchange Act of 1934) in an indeterminate portion of these shares beneficially owned by WP VIII and WPIP.  Mr. Barr disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein.